23(e)(2)	“Form of” Dealer Sales Agreement — November 2009

TRANSAMERICA FUNDS
DEALER SALES AGREEMENT
This Transamerica Funds Dealer Sales Agreement (“Agreement”) is hereby entered into on                     , 20      , by Transamerica Capital, Inc. (herein referred to as “TCI” or “we” or “our” or “us”). TCI is the Principal Underwriter for Transamerica Funds (herein referred to as the “Fund” or “Funds”, including any class(es) of shares of any and all series constituting the Fund), as defined in the Investment Company Act of 1940 (the “1940 Act”). As such, we are authorized to purchase shares of beneficial interest of the Fund to sell to investors either directly or indirectly through broker-dealers. We offer to sell to                     , a                      corporation (“herein referred to as “you or “your”) the various classes of shares of the series that comprise the Fund subject to the following terms:
1.	In all sales of shares to the public you shall act as dealer for your own account.

2.	You will be compensated as specified in Appendix A to this Agreement. All compensation under this Section 2 of this Agreement is as set forth in the then current Fund prospectus and Statement of Additional Information. Payment of these fees or the terms thereof, may be modified or terminated by us at any time.

TCI has no obligation to make any payment to you derived from fees paid to TCI pursuant to a Rule 12b-1 plan adopted with respect to the Funds, and you agree to waive any such payments, unless and until TCI receives payment of the Rule 12b-1 plan fee from the Funds, nor shall TCI make any such payments in excess of the amount of the Rule 12b-1 plan fee that TCI is entitled to receive from the Funds. In addition, TCI has no obligation to make any dealer reallowance payment unless TCI receives payment from the Funds.

You represent and warrant that your receipt of compensation for your activities under this Agreement complies with all federal and state laws and regulations, including those of the Employee Retirement Income Security Act of 1974, as amended, which are applicable to such activities.

3.	You represent and warrant that: (a) you are, and at all times during the effectiveness of this Agreement will be: (i) a corporation, partnership or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which you are organized and (ii) a broker or dealer that is registered with the Securities and Exchange Commission (“SEC”), a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and the Securities Investors Protection Corporation and in any states you do business; (b) you will comply with all applicable federal and state laws, and the rules, regulations, requirements and conditions of all applicable regulatory and self-regulatory agencies or authorities in the performance of your duties and responsibilities hereunder; (c) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action, and all other authorizations and approvals (if any) required for its lawful execution and delivery of this Agreement and its performance hereunder have been obtained; and (d) this Agreement will constitute a valid and binding agreement, enforceable in accordance with its terms. You agree to provide us with such information and access to appropriate records as may be reasonably required to verify your compliance with the provisions of this Agreement. You further agree to obtain any taxpayer identification number certification from your Customers (“hereafter “Customer” or “Customers”) required under the Internal Revenue Code of 1986, as amended, and any applicable Treasury regulations, and to provide TCI, or its agents with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

4.	All orders received from you for the purchase of Shares shall be executed at the then applicable public offering price applicable to each order as established by the then current prospectus applicable to the particular shares of the Fund, subject to any minimum investment amounts set forth in the prospectus and subject to any waivers or reductions of the initial sales charge, if any, that may apply, and/or any rights of accumulation or dealer allowance as described in such prospectus. The procedures relating to handling orders shall be subject to instructions that we shall forward to you from time to time. All purchase orders are subject to acceptance or rejection by us in our sole discretion.

With respect to the processing of orders to purchase or redeem shares of the Funds, you hereby represent that: (i) you have read and understand the “Shareholder Information” section, as disclosed in each Fund’s prospectus; (ii) you comply in all material respects with applicable laws, rules and regulations, including Rule 22c-2 under the 1940 Act; (iii) you comply in all material respects with the disclosures regarding the processing of orders to purchase or redeem shares of the Funds as described in the Funds’ prospectus; and (iv) you have, and will maintain, policies and procedures in place reasonably designed to monitor and prevent market timing or excessive trading activity by your customers, you will use your best efforts to prevent market timing or excessive trading activity that appears to be in contravention of the Funds’ policies and procedures on market timing or excessive trading as disclosed in the Funds’ prospectus, and you will provide information and further certification to us or our designee to verify compliance with such policies and procedures and will cooperate with the Funds to monitor and enforce such policies and procedures. Furthermore, you agree that you will either assess any applicable redemption fees that the Funds have adopted to curtail frequent trading, or communicate to the Funds, TCI or their agent all information necessary for the Funds and/or TCI to assess such redemption fees directly against payment of redemption proceeds. The Parties to this Agreement agree that any omnibus trading activity undertaken pursuant to this Agreement shall be supplemented by a separate Shareholder Information Agreement (SIA) as required by SEC Rule 22c-2 of the Investment Company Act of 1940, as amended. Notwithstanding the foregoing, you represent and warrant that you will promptly notify us in writing of your intention to engage in any omnibus trading activity. You are not authorized to engage in any omnibus trading activity with us until we have received and accepted a fully executed SIA. With respect to your Customers, if any, who participate in your Wrap / Fee-Based Program, you may maintain either an omnibus account(s) solely for the Customers of the Wrap / Fee-Based Program or may maintain separate accounts for each Customer of the Wrap / Fee-Based Program with the Funds transfer agent. If an omnibus account(s) is maintained, you will be solely responsible for forwarding proxies, annual and semi-annual reports and other materials to each beneficial owner.

5.	You agree to purchase Fund shares only from us or from your customers. If you purchase shares from us, you agree that all such purchases shall be made only to cover orders already received by you from your customers, or for your own bona fide investment. You agree you will not withhold placing with us orders received from your customers so as to profit yourself as a result of such withholding.

If you purchase Fund shares from your customers, you agree to pay such customers not less than the redemption price in effect on the date of purchase, as defined in the then current prospectus applicable to the particular shares of the Fund. We in turn agree that we will not purchase any shares from the Fund except for the purpose of covering purchase orders that we have already received.

6.	You shall sell Fund shares only (a) to customers at the public offering price then in effect, subject to any waivers or reductions of the initial sales charge, if any, that may apply, and/or rights of accumulation as described in the prospectus for the Fund, and (b) to the Fund or to any dealer who is a member of the FINRA at the redemption price in effect with respect to the particular shares on the date of sale.

7.	Only unconditional orders for shares of a definite specified price will be accepted. You represent and warrant that you will sell, or offer to sell shares of the Funds only in jurisdictions (including foreign jurisdictions) where the shares of the Funds are authorized for sale and in compliance with applicable laws and regulations and where you are registered to sell the Funds. You shall be solely responsible for your registration in each jurisdiction and you agree to indemnify, defend and hold us harmless against any liabilities to which we may become subject insofar as such liabilities arise out of or are based on any registration violation by you.

With respect to offers and sales to investors located or residing in a foreign (i.e., non-U.S.) jurisdiction, you further represent and warrant that your activities in foreign jurisdictions will not subject the Funds and their shares, TCI, or the agents of either the Funds or TCI to any foreign regulatory requirements (including, without limitation, registration or qualification requirements). Consequently, to the extent applicable, you will undertake a proper investigation into the applicable rules and regulations governing the sale, or offer for sale, of shares of the Funds in foreign jurisdictions before you engage in any such activities. You further represent and warrant that you will not sell or offer to sell shares of the Funds to any customers that are subject to U.S. economic or trade sanctions (including sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury).

8.	To the extent that Fund shares carry a front end or contingent deferred sales charge, you agree your registered representatives will assist your customers in determining and documenting such customers’ eligibility for reductions in, or waivers of, front end sales charges or contingent deferred sales charges to which one or more classes of shares may be subject. You represent that it is your responsibility to oversee and supervise the activities of your registered representatives in connection with the sale and redemption of shares of the Funds, including verification of the eligibility of customers for reductions in, or waivers of, sales charges to the extent that your registered representatives assist customers in determining and documenting such eligibility.

You agree that it is your responsibility to monitor purchases and redemptions of Fund shares by your customers for eligibility for sales charge reductions or waivers, including contingent deferred sales charge (“CDSC”) waivers, and ensure that appropriate reductions and waivers are granted in accordance with the Funds

Prospectus(es). You further agree that each request for a reduction or waiver of a sales charge constitutes a representation by you that the customer is eligible for the requested waiver or reduction and that such eligibility (and the reduced or waived sales charge) have been appropriately documented. TCI bears no responsibility for monitoring purchases or redemptions of Fund shares to ensure that sales charge reductions or waivers are granted to those customers who are eligible.

The sales charge and/or dealer reallowance payable to you may be adjusted at any time in TCI’s sole discretion upon written notice to you to reflect the reduction or waiver of sales charges as contemplated by the terms of the Funds’ Prospectus(es).

9.	If any Fund shares sold to you under the terms of this Agreement are repurchased by the Fund or are tendered for redemption within seven business days after the date of confirmation, it is agreed that you shall forfeit your right to any compensation received by you on such shares. Upon notice of repurchase, you shall immediately refund to us any compensation allowed or paid in connection with such sale.

10.	Remittance of the net amount due for shares purchased from us shall be made payable to Transamerica Fund Services, Inc. (“TFS”), agent for the Principal Underwriter, promptly, but in no event later than the maximum amount of time legally permissible after our confirmation of sale to you (currently, three business days). Such payment should be sent, together with any stock transfer stamps required on account of the sale by you, to:

Transamerica Fund Services, Inc.
P. O. Box 219427
Kansas City, MO 64121-9427

Or by express mail to:	Transamerica Fund Services, Inc.
330 W. 9th Street
Kansas City, MO 64105
(727) 299-1800, ext. 2861
If TFS does not receive such payment within the legally permissible time period, we reserve the right, without notice, forthwith to cancel the sale, and you agree to reimburse TCI for any loss incurred, directly or indirectly, for canceling such a sale, including loss of profits.

11.	Promptly upon receipt of payment, Fund shares sold to you shall be deposited by our agent, TFS, or us. We will issue no share certificates.

12.	You are not authorized to make any representations concerning shares of a Fund except those contained in the then-current prospectus and Statement of Additional Information (“SAI”) applicable to the particular shares of the Fund and in supplements thereto, as well as advertising and sales literature prepared and furnished by us. In purchasing Fund shares from us you shall rely solely on the representations contained in the prospectus and SAI applicable to the particular shares of the Fund and supplements thereto. Except for the limited purpose of receiving orders from your customers, you shall have no authority to act as agent for us or the Funds.

You will not furnish to any person any information relating to the shares of the Fund or us that is inconsistent with any information contained in the relevant prospectus, SAI or any printed information issued by the Fund or us as information supplemental to the prospectus or SAI, and you will not publish or use any other advertising or sales material relating to the Funds or us without our prior written consent. Notwithstanding such consent, you shall remain solely responsible for any advertising or sales material you prepare.

13.	You agree to abide by all prospectus delivery requirements set forth under applicable securities law, including Section 5(b)(2) of the Securities Act of 1933, as amended. Accordingly, you agree to provide each customer a prospectus at or prior to the offer or sale of a Fund, and to provide any customer who so requests a copy of the SAI for the Funds. We agree to provide additional copies of the current prospectus and supplements thereto and other literature in reasonable quantities upon request.

14.	You acknowledge that we may provide you (including your registered representatives and employees) with information, including, but not limited to, certain Account Information (as that term is defined in the paragraph below), that is “non-public personal information” (“Protected Information”) under Section 248.3(t) of Securities and Exchange Commission Regulation S-P (“Reg. S-P”), in connection with the services you provide under the Agreement. You acknowledge and agree that you are prohibited from disclosing or using Protected Information except in the ordinary course of business as necessary to carry out the terms of the Agreement and in compliance with (and not in violation of) Reg. S-P, including, but not limited to, Section 248.11 of Reg. S-P, and other applicable federal and state laws and regulations regarding privacy of consumer information. If applicable, you will deliver the Funds’ privacy policy as required by Reg. S-P.
Certain of your registered representatives or employees may, from time to time, access certain Customer account information with respect to the shares of the Fund (the “Account Information”) via means such as (not limited to): verbal and written communications, technology products such as automated telephone systems, computer systems, Internet websites of the Fund or service companies such as DST Vision, and down-loading of Account Information to computers, files, mailboxes, etc. You represent that it is your sole responsibility to oversee and supervise your registered representatives or employees in the access and utilization of such Account Information, including verification of the accuracy of all written material produced by a registered representative from the Account Information. Further, you represent that you are solely responsible for ensuring that your registered representatives or employees comply with all FINRA, SEC and federal or state or other regulations in connection with the access and appropriate utilization of and preparation of any written or oral material from, the Account Information, including compliance with Reg. S-P and the privacy policies of these parties in effect.

Pursuant to the USA PATRIOT Act, you acknowledge that your firm has procedures in place that provide satisfactory evidence of the identity of any party on whose behalf you may act, and such information has been recorded and maintained by your firm. You will comply with all applicable laws (including the Bank Secrecy Act as amended by the USA PATRIOT Act of 2001) and regulations aimed at preventing, detecting, and reporting money laundering and suspicious transactions and will take all necessary and appropriate steps, consistent with applicable regulations and generally accepted industry practices, to (i) obtain, verify, and retain information with regard to investor identification and source of investor funds, and (ii) to maintain records of all investor transactions. You will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Funds, TCI and/or their agents with any requested information about investors and accounts in the event that they shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority. You will, to the extent permitted by applicable law and regulations, notify the Funds, TCI and/or their agents of any concerns that you may have in connection with any investor in the context of relevant anti-money laundering legislation/regulations.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will maintain reasonable policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning customer information, including, but not limited to, customer names, customer account numbers and other account information, and customer Social Security numbers and taxpayer identification numbers (such information, “Confidential Customer Information”). Each party further represents, warrants and agrees that such policies and procedures apply, and will continue to apply to the Confidential Customer Information of each Customer.

Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Customer Information of any Customer who was introduced to the Fund by or purchased Fund shares through you, including, but not limited to, any instance of identity theft, and to notify the other party and each affected Customer in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the other party with a copy of its plan to remediate any such breach and the breaching party shall pay for all costs associated with such remediation and with providing written notice of such breach to the non-breaching party and each affected Customer.

Upon termination of this Agreement, except for Confidential Customer Information which is required to be kept by you for regulatory recordkeeping purposes, you shall promptly dispose of all Confidential Customer Information in a manner that renders such Confidential Customer Information unreadable and undecipherable by any means. Upon such disposal, you shall promptly certify in writing to us that all such Confidential Customer Information has been properly destroyed.

15.	We reserve the right in our discretion, without notice, to suspend sales or withdraw the offering of shares entirely or to modify or cancel this Agreement.

16.	You hereby agree to abide by all applicable rules of the FINRA (“FINRA Rules”) and all applicable federal and state laws. Specifically, and without limiting the foregoing, you hereby agree that sales of the shares of each fund, and each Class thereof, shall be effected in accordance with Conduct Rules 2310 and 2830 of the FINRA

Rules, as interpreted by the FINRA.

17.	All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or faxed to you at your address specified below. This Agreement shall be construed in accordance with the laws of Florida, without regard to the choice of law principles thereof.

18.	You agree that all disputes between us of whatever subject matter, whether existing on the date hereof or arising hereafter, shall be submitted to arbitration in accordance with the FINRA Code of Arbitration Procedure for Industry Disputes, or similar rules or code, in effect at the time of the submission of any such dispute.

19.	You agree to abide by the Sales Compliance Policies Relating to the Multiple Class Distribution System, attached to this Agreement as Appendix A, with respect to each Fund of Transamerica Funds and to include such Sales Compliance Policies in your internal guidelines for sales compliance.

20.	Should you or any of your registered representatives or employees request a change in a customer or omnibus account as a result of an error made by you, your registered representatives, employees, or agents, you agree to give the undersigned a security interest in your commissions or fees under section 2 above in an amount sufficient to cover any expenses, losses, damages and fees resulting from such error (“error expenses”), and hereby authorize the undersigned to debit error expenses from your commissions or fees in the event payment for the error expenses is not timely made to the undersigned.

21.	TCI agrees to make Fund shares available for sale to your Customers who participate in your wrap-fee or similar fee-based program (“Program”), provided that:
a.	Fund shares will be sold to your Customers only by representatives who are registered with FINRA.

b.	Class A shares of the Funds will be made available at net asset value for use solely in the Program. No other Class of shares of the Funds shall be available at net asset value in conjunction with the Program.

c.	You represent and warrant that you are, and at the time of purchasing any shares of a Fund will be, an investment adviser, properly registered with the SEC under the Investment Advisers Act of 1940 and registered as such under applicable state statutes. You further agree to maintain such registrations throughout the life of this Agreement.

d.	You agree that in performing the services covered by this Agreement you are acting as agent for your Customers, and TCI is in no way responsible for your acts or omissions performed on behalf of your Customers. Nothing in this Agreement shall be construed to constitute you or any of your agents, employees or representatives as TCI’s agent, partner, representative, or employee or as the Fund’s agent, partner, representative, or employee.

e.	You agree that you are solely responsible for the Program. TCI is not endorsing, recommending or otherwise involved in providing any investment product or services of yours. TCI is merely affording you the opportunity to use shares of the Funds as an investment vehicle within the Program.

f.	You agree that you will not receive a concession, discount, sales incentive or commissions on any sale of shares of the Funds in conjunction with the Program. To the extent that you provide personal service and/or the maintenance of Customer accounts so as to entitle you to receive service fees or other compensation pursuant to the applicable Fund’s Rule 12b-1 Distribution Plan, you will be entitled to receive such fees payable with respect to such Fund’s shares as disclosed in the then current prospectus of the Fund and subject to the terms of this Agreement.

g.	You are not authorized to make any representations concerning shares of a Fund except those contained in the then-current prospectus and Statement of Additional Information (“SAI”) applicable to the particular shares of the Fund and in supplements thereto, as well as advertising and sales literature prepared and furnished by us. You will not advertise, market or otherwise represent that Fund shares may be purchased at “no load”; provided, however, that brochures and other materials relating to the Program may state that the shares of the Funds are “available at net asset value” if such material clearly reflects that:
i.	Fund shares are only available at net asset value through the Program (except to the extent that the then-current prospectus of the Fund offers shares at net asset value to certain individuals and groups and to those who are eligible for sales charge waivers); and

ii.	Your Customers will be charged a fee in connection with the Program, and the description of such fees shall be given equal prominence to the description of the availability of shares of the Funds at net asset value through the Program. Upon request, a schedule of all such fees shall be provided to TCI.
h.	You will (i) provide TCI with continuous reasonable access to your offices, representatives and mutual fund and the Program sales support personnel and to meetings, including national and regional sales conferences and training programs, of your representatives and sales personnel; (ii) provide TCI sales information in reasonable fund-by-fund detail, including identification of offices and representatives that account for sales of shares of the Funds through the Program; (iii) include descriptions (approved in advance by TCI) of the Fund shares offered through the Program in internal sales materials used in connection with the Program; (iv) include representatives from TCI on your internal sales lines and conference calls on a regular basis; and (v) take all reasonable steps to ensure that your representatives recommend suitable investments in the Funds for Customers in the Program.
22.	You agree to cooperate with any audits conducted by the Fund, TCI, Transamerica Fund Services, Inc. or its agents to ensure compliance herein, upon our reasonable notice to you.

23.	You represent that you do not expect or require the Funds to direct any brokerage commissions due to their investment activities to you to compensate you for promoting or selling any shares of the Funds.

24.	You shall indemnify, defend and hold harmless TCI, each Fund, TFS, and their respective subsidiaries, affiliates, officers, directors, and employees from all liabilities, losses or costs (including reasonable attorneys fees) arising directly or indirectly from: (i) any breach by you of any representations, covenants or warranties of this Agreement or a material breach of any provision of this Agreement; (ii) any willful misconduct or negligence (as measured by industry standards) by you, your agents and employees, in the performance of, or failure to perform, your obligations under this Agreement, or any reckless disregard of your obligations under this Agreement; or (iii) any and all claims, liabilities, damages and expenses whatsoever (including reasonable attorney’s fees) arising from your violation of any law or regulation; or (iv) any use, publication or distribution of advertising or sales material prepared by you or anyone other than the Fund or us.

25.	This Agreement may be amended by written instrument signed by the parties to this Agreement. In addition, this Agreement may be amended by TCI at any time by mailing to you at the address shown above a copy of such amendment. Your placement of an order for shares of the Fund after the date of any notice of such an amendment shall conclusively evidence your agreement to be bound thereby.

26.	The obligations of the Parties to this Agreement under Sections 14 and 24 shall survive termination of this Agreement.

     The undersigned hereby accepts and agrees to the terms of this Agreement:
TRANSAMERICA CAPITAL, INC.

Signed:	Date:

Kyle A. Keelan
Assistant Vice President

Firm Name:

Signed:	Date:

Authorized Securities Principal

Name:

Title:

APPENDIX A
Sales Compliance Policies Relating to the
Multiple Class Distribution System
     The Transamerica Funds (the “Funds”) offer the following classes of shares subject to the current prospectus and Statement of Additional Information (SAI). Not all Funds offer all classes of shares.

	Class A	Class B	Class C	Class T(6)	Class R(7)	Class P(8)	Class I
A front end sales charge per the current prospectus/SAI	Yes(1)	N/A	N/A	Yes	N/A	N/A	N/A

A Contingent Deferred Sales Charge (CDSC)	Yes(2)	Yes(3)	Yes(4)	N/A	N/A	N/A	N/A

Rule 12b-1 fee annual rate charged on average daily net assets	0.35%	1.00%	1.00%	N/A	0.50%	0.25%(9)	N/A

Annual dealer compensation rate (of the 12b-1 fee)	0.25%	0.25% starting in 13th month	1.00% starting in 13th month	N/A	0.50%	[?]	N/A

Convert to A shares after:	N/A	8 years	N/A	N/A	N/A	N/A	N/A

Maximum purchase amount	N/A	$100,000(5)	$999,999	N/A	N/A	N/A	N/A

(1)	Excluding purchases of Transamerica Money Market.

(2)	Only upon certain sales of $1 million or more. Such purchases involve a commission as a percentage of the net asset value. Redemptions of such shares within 24 months after purchase are subject to a 1% CDSC.

(3)	For shares purchased on or after March 1, 2004, CDSC will be assessed on the lesser of original purchase value or redemption value proceeds at a declining rate for the six years following the purchase date as follows: 5% in year 1; 4% in year 2; 3% in year 3; 2% in year 4; 1% in years 5; 0% after 5 years.

(4)	For shares purchased on or after March 1, 2004, purchases of Class C Shares are subject to a 1% CDSC if redeemed during the first 12 months of purchase. An account of a holder of Class C2 Shares converted into Class C Shares will not pay any CDSC otherwise payable on such Class C Shares or on future investments in Class C Shares made through such account.

(5)	The funds reserve the right to reject any request to purchase Class B shares if, as a consequence of such investment, more than $100,000 is held in Class B shares.

(6)	Transamerica Equity Class T Shares are subject to the maximum initial sales charge (currently 8.50%), but no annual Rule 12b-1 fee. Class T Shares are available for sale only to existing Class T shareholders (former shareholders of IDEX Fund and IDEX Fund 3). Class T Shares are not offered or sold to new investors.

(7)	Class R Shares are intended only for purchase by participants in certain retirement plans as described herein.

(8)	Class P shares are closed to new investors, except for former investors in Investor Class shares of the Transamerica Premier Funds (“Premier Funds”) and those that purchase Class P shares through certain fund supermarket platforms, fee-based programs, retirement plan intermediaries and registered investment advisers that maintain a sales agreement with the Funds’ distributor.

(9)	Class P shares of Transamerica Money Market are subject to an annual 12b-1 fee of 0.10%, however, this fee is currently waived until at least April 30, 2010.